EXHIBIT 15.1

The Board of Directors and Shareholders
Allied Capital Corporation:

Re: The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan – Registration Statement on Form S-8

Ladies and Gentlemen:

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated November 4, 2005, August 5, 2005, and May 4, 2005, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Washington, D.C.
December 27, 2005